Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS THIRD-QUARTER RESULTS FOR THE

PERIOD ENDED JUNE 30, 2007

Digital revenue rises to 15% of total revenue

•	Total revenue of $804 million for the third quarter of fiscal 2007 decreased 2% from the prior-year quarter, or 5% on a constant-currency basis.

•

Digital revenue increased to $119 million, or 15% of total revenue in the quarter, up 29% from $92 million in the prior-year quarter and up 7% sequentially from $111 million in the second quarter of fiscal 2007.

•

Operating income increased to $45 million in the quarter compared to $28 million in the prior-year quarter. Adjusted to exclude $38 million in expenses related to the company’s realignment initiatives, a $52 million benefit related to our settlement with Bertelsmann AG regarding Napster and $8 million in expenses incurred in connection with the potential acquisition of EMI Group plc (see “Non-Recurring Items” below), operating income for the quarter increased 39% to $39 million.

•

Operating income before depreciation and amortization (OIBDA) increased to $107 million from $86 million in the prior-year quarter. Adjusted to exclude Non-Recurring Items, OIBDA for the quarter increased 17% to $101 million.

•

Net loss increased to $0.12 per diluted share in the quarter from a net loss of $0.10 per diluted share in the prior-year quarter. Adjusted to exclude Non-Recurring Items, net loss per diluted share in the quarter was $0.20.

NEW YORK, August 7, 2007—Warner Music Group Corp. (NYSE: WMG) today announced its third-quarter financial results for the period ended June 30, 2007.

“We are transforming Warner Music Group to a music-based content company with a more comprehensive approach to participating in artist revenue streams to drive our long-term success,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “Despite a challenging industry environment, we achieved several milestones this quarter which validate our A&R strategy. According to sales data released this quarter, our global market share for calendar year 2006 improved, moving us up to the third-largest global recorded music company. We also reached a WMG 10-year record for U.S. album share for both the quarter and first half of 2007.”

Michael Fleisher, Warner Music Group’s Executive Vice President and CFO, added: “Given our ongoing focus on financial discipline, our realignment initiatives announced last quarter remain on track for total one-time restructuring and implementation charges in the range of $65 million to $80 million by the completion of our fiscal year 2007.”

Third-Quarter Results

For the third quarter of fiscal 2007, revenue slipped 2% to $804 million from $822 million in the same period last year, or 5% on a constant-currency basis. This decline was driven by a challenging Recorded Music industry environment as the shift in consumption patterns from physical sales to new forms of digital music continues. Declines in our physical Recorded Music revenue were only partially offset by increases in Music Publishing and digital Recorded Music revenue. Domestic revenue was down 1% while international revenue declined 4%, or 9% on a constant-currency basis.

Operating income for the quarter rose to $45 million from $28 million in the prior-year quarter and operating margin was up 2.2 percentage points to 5.6%. Adjusted to exclude Non-Recurring Items, operating income for the quarter rose 39% to $39 million and operating margin was up 1.5 percentage points to 4.9%.

OIBDA for the quarter rose to $107 million from $86 million in the prior-year quarter and OIBDA margin increased 2.8 percentage points to 13.3%. Adjusted to exclude Non-Recurring Items, OIBDA for the quarter grew 17% to $101 million and OIBDA margin widened 2.1 percentage points to 12.6%. The increase in OIBDA margin this quarter reflected cost-management initiatives and a more profitable revenue mix. In addition, we realized a temporary benefit from our previously announced realignment plan as we continue to make investments focused on new business initiatives.

Net loss was $17 million, or $0.12 per diluted share, for the quarter. Adjusted to exclude Non-Recurring Items, net loss was $29 million, or $0.20 per diluted share, for the quarter. Net loss in the third quarter of fiscal 2006 was $14 million, or $0.10 per diluted share.

The company reported a cash balance of $396 million, total long-term debt of $2.3 billion and net debt (total long-term debt minus cash) of $1.9 billion, all as of June 30, 2007.

For the quarter, net cash provided by operating activities was $90 million compared to $18 million in the comparable fiscal 2006 quarter. Free Cash Flow (calculated by taking cash flow from operations less capital expenditures and cash paid or received for investments) was $57 million, compared to ($33) million in the comparable fiscal 2006 quarter. Unlevered After-Tax Cash Flow (calculated by excluding cash interest paid from Free Cash Flow) was $105 million, which includes net cash from the Non-Recurring Items, compared to Unlevered After-Tax Cash Flow of $14 million in the comparable fiscal 2006 quarter (see below for complete definitions and calculations of “Free Cash Flow,” “Unlevered After-Tax Cash Flow” and “Non-Recurring Items”).

Below is the business segment discussion for the quarter.

Recorded Music

Revenue for the company’s Recorded Music business decreased 4% from the prior-year quarter to $653 million, and declined 6% on a constant-currency basis. Contributing significantly to this decline was challenging market conditions which resulted in softer sales in the U.K., France and Canada. This was offset in part by improvements in Japan and Spain, which were helped by strength in sales of local repertoire. Recorded Music digital revenue of $112 million grew 27% over the prior-year quarter and represented 17% of total Recorded Music revenue. Domestic Recorded Music digital revenue was $77 million, or 22% of total domestic Recorded Music revenue.

Major sellers in the quarter included titles from Linkin Park, Michael Bublé, T.I., The Traveling Wilburys and The White Stripes. Domestic Recorded Music revenue was $345 million in the quarter, down 1% from the prior-year quarter, while international Recorded Music revenue was $308 million, off 7% from the prior-year quarter, or 12% on a constant-currency basis largely due to market conditions.

Recorded Music operating income totaled $65 million in the quarter, up from $52 million in the prior-year quarter, resulting in an operating margin of 10.0% compared to 7.7% in the prior-year quarter. Adjusted to exclude $33 million in expenses related to the company’s realignment initiatives and a $49 million benefit related to our settlement with Bertelsmann AG regarding Napster (see “Non-Recurring Items” below), operating income for the quarter fell 6% to $49 million and operating margin was 7.5%.

Recorded Music OIBDA was $109 million for the quarter, compared to $92 million in the prior-year quarter, resulting in an OIBDA margin of 16.7% compared to 13.6% in the prior-year quarter. Adjusted to exclude Non-Recurring Items, Recorded Music OIBDA was essentially flat year-over-year at $93 million for the quarter. Recorded Music OIBDA margin was 14.2%, up 0.6 percentage points from the prior-year quarter. The OIBDA margin and operating margin improvements in the quarter reflected continued cost-containment efforts and temporary benefits as we continue to make investments in conjunction with our previously announced realignment plan.

Music Publishing

Music Publishing revenue in the quarter increased by 5% from the prior-year quarter to $157 million, an increase of 1% on a constant-currency basis. Revenue benefits were primarily linked to an improvement in digital and synchronization revenue. Digital revenue from Music Publishing was $8 million, which represented 5% of total Music Publishing revenue for the quarter.

On a constant-currency basis, performance revenue was flat year-over-year, while synchronization revenue increased 5% and digital revenue rose 40%. Mechanical revenue declined slightly year-over-year.

Music Publishing operating income doubled to $18 million in the quarter from $9 million in the prior-year quarter. Music Publishing operating margin was 11.5% compared to 6.0% in the prior-year quarter. Adjusted to exclude $1 million in expenses related to the company’s realignment initiatives and a $3 million benefit related to our settlement with Bertelsmann AG regarding Napster (see “Non-Recurring Items” below), operating income for the quarter grew 78% to $16 million and operating margin was 10.2%.

Music Publishing OIBDA was $33 million for the quarter, up 44% from $23 million in the prior-year quarter. Music Publishing OIBDA margin was 21.0%. Adjusted to exclude Non-Recurring Items, Music Publishing OIBDA rose 35% to $31 million for the quarter and Music Publishing OIBDA margin was 19.7%, up 4.4 percentage points from the prior-year quarter. The Music Publishing OIBDA margin and operating margin improvements in the quarter were largely the result of a more profitable revenue mix, as well as the timing of artist spending and royalty reconciliations.

Financial details for the third quarter of fiscal 2007 can be found in the company’s quarterly report on Form 10-Q, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

Non-Recurring Items

On May 8, 2007, the company announced a realignment plan to implement changes intended to better align the company’s workforce with the changing nature of the music industry and to improve financial flexibility by consolidating and streamlining the structure of the company’s businesses. Approximately $38 million of non-recurring costs were incurred in the third quarter of fiscal 2007, consisting of $32 million in restructuring costs and $6 million in non-recurring severance and IT outsourcing related charges reflected in selling, general and administrative expenses. Of the $38 million of non-recurring costs, $33 million were incurred by the Recorded Music division, $1 million were incurred by the Music Publishing division and $4 million were corporate costs. This quarter’s restructuring and severance charges related primarily to redirecting resources to growth areas of the company’s businesses and eliminating duplicative positions.

On April 24, 2007, the company and Bertelsmann AG jointly announced a settlement of contingent claims held by the company relating to Bertelsmann AG’s relationship with Napster in 2000-2001. The settlement covers the resolution of the related legal claims against Bertelsmann AG by the company’s Recorded Music and Music Publishing businesses. As part of the settlement, the company received $110 million, which was allocated 90% to Recorded Music and 10% to Music Publishing. Net of amounts payable to artists and songwriters, the company recorded other income of $52 million in the third quarter of fiscal 2007 related to this settlement. Of the $52 million, $49 million went to the Recorded Music division and $3 million went to the Music Publishing division. The balance of the $110 million, or $58 million, is being shared with our recording artists and songwriters.

In the third quarter of fiscal 2007, the company expensed $8 million in costs associated with the potential acquisition of EMI Group plc, all at the corporate level.

These Non-Recurring Items had a related tax benefit of $6 million.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect our current views about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, management’s expectations, beliefs and projections may not result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to the company’s annual report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

Figure 1. Warner Music Group Corp.—Consolidated Statement of Operations, Three and Nine Months Ended 6/30/07 versus 6/30/06 (dollars in millions, except per share amounts)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	% Change	Nine Months Ended June 30, 2007	Nine Months Ended June 30, 2006	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenues:	$804	$822	(2)%	$2,516	$2,662	(5)%
Costs and expenses:
Cost of revenues	(429)	(445)	4%	(1,364)	(1,384)	1%
Selling, general and administrative expenses	(298)	(301)	1%	(863)	(918)	6%
Other income	52	—	—	52	—
Restructuring costs	(32)	—	—	(44)	—	—
Amortization of intangible assets	(52)	(48)	(8)%	(153)	(143)	(7)%

Total costs and expenses	$(759)	$(794)	4%	$(2,372)	$(2,445)	3%

Operating income	$45	$28	61%	$144	$217	(34)%
Interest expense, net	(45)	(45)	0%	(137)	(135)	(1)%
Equity in gains of equity-method investees, net	1	—	—	1	1	0%
Minority interest	(2)	—	—	(2)	—
Other (expense) income, net	(5)	1	—	(5)	3	—

Net (loss) income before income taxes	$(6)	$(16)	63%	$1	$86	(99)%
Income tax (expense) benefit	(11)	2	—	(27)	(38)	29%

Net (loss) income	$(17)	$(14)	(21)%	$(26)	$48	(154)%

Net (loss) income per share:
Basic	$(0.12)	$(0.10)		$(0.18)	$0.34

Diluted	$(0.12)	$(0.10)		$(0.18)	$0.32

Weighted averages shares outstanding:
Basic	146.9	143.7		145.9	142.3

Diluted	146.9	143.7		145.9	150.8

Figure 2. Warner Music Group Corp.—Consolidated Balance Sheets as of 6/30/2007 and 9/30/06 (dollars in millions)

	June 30, 2007	September 30, 2006	% Change
	(unaudited)	(audited)
Assets:
Current Assets
Cash & cash equivalents	$396	$367	8%
Short-term investments	—	18	(100)%
Accounts receivable, less allowances of $197 and $ 207	522	585	(11)%
Inventories	65	59	10%
Royalty advances (expected to be recouped w/in 1 year)	195	191	2%
Deferred tax assets	33	45	(27)%
Other current assets	58	35	66%

Total Current Assets	$1,269	$1,300	(2)%
Royalty advances (expected to be recouped after 1 year)	239	207	15%
Investments	30	25	20%
Property, plant & equipment, net	133	146	(9)%
Goodwill	1,049	929	13%
Intangible assets subject to amortization, net	1,639	1,711	(4)%
Intangible assets not subject to amortization	100	100	0%
Other assets	95	102	(7)%

Total Assets	$4,554	$4,520	1%

Liabilities & Shareholders' Equity:
Current Liabilities
Accounts payable	$178	$209	(15)%
Accrued royalties	1,263	1,142	11%
Taxes & other withholdings	14	32	(56)%
Current portion of long-term debt	17	17	0%
Dividend payable	22	22	0%
Other current liabilities	335	377	(11)%

Total current liabilities	$1,829	$1,799	2%

Long-term debt	$2,253	$2,239	1%
Dividends payable	1	3	(67)%
Deferred tax liabilities, net	257	197	30%
Other noncurrent liabilities	237	224	6%

Total Liabilities	$4,577	$4,462	3%

Common stock	—	—	—
Additional paid-in capital	576	567	2%
Accumulated deficit	(600)	(516)	16%
Accumulated other comprehensive income, net	1	7	(86)%

Total Shareholders' Deficit	$(23)	$58	(140)%

Total Liabilities & Shareholders' Deficit	$4,554	$4,520	1%

Figure 3. Warner Music Group Corp.—Summarized Statement of Cash Flows, Three and Nine Months Ended 6/30/07 versus 6/30/06 (dollars in millions)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	% Change	Nine Months Ended June 30, 2007	Nine Months Ended June 30, 2006	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net cash provided by operating activities	$90	$18	—	$197	$223	(12)%
Net cash used in by investing activities	(33)	(51)	(35)%	(102)	(142)	(28)%
Net cash used in financing activities	(24)	(23)	4%	(70)	(68)	3%
Effect of foreign currency exchange rates on cash	1	3	(67)%	4	5	(20)%

Net increase (decrease) in cash	$34	$(53)	(164)%	$29	$18	61%

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate the company’s performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”).

Figure 4. Warner Music Group Corp.—Reconciliation of OIBDA to Net Income, Three and Nine Months Ended 6/30/07 versus 6/30/06 (dollars in millions)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	% Change	Nine Months Ended June 30, 2007	Nine Months Ended June 30, 2006	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
OIBDA	$107	$86	24%	$327	$392	(17)%
Depreciation expense	(10)	(10)	0%	(30)	(32)	6%
Amortization expense	(52)	(48)	(8)%	(153)	(143)	(7)%

Operating income	$45	$28	61%	$144	$217	(34)%
Interest expense, net	(45)	(45)	0%	(137)	(135)	(1)%
Equity in gains of equity-method investees, net	1	—	—	1	1	0%
Minority interest	(2)	—	—	(2)	—	—
Other income, net	(5)	1	—	(5)	3	—

Loss (income) before income taxes	$(6)	$(16)	(63)%	$1	$86	(99)%
Income tax (expense) benefit	(11)	2	—	(27)	(38)	29%

Net (loss) income	$(17)	$(14)	(21)%	$(26)	$48	(154)%

OIBDA Margin	13.3%	10.5%		13.0%	14.7%
Operating Income Margin	5.6%	3.4%		5.7%	8.2%

Adjusted Results

In the third quarter, Non-Recurring Items consisted of restructuring-related charges, a settlement with Bertelsmann AG and costs associated with the potential acquisition of EMI Group plc.

Restructuring-related charges included approximately $32 million in restructuring costs and $6 million in non-recurring severance and other charges reflected in selling, general and administrative expenses. Of the $38 million of non-recurring costs, $33 million were incurred by the Recorded Music division, $1 million were incurred by the Music Publishing division and $4 million were corporate costs. This quarter’s restructuring and severance charges related primarily to the redirecting of resources to growth areas of the company’s businesses and eliminating duplicative positions.

The settlement with Bertelsmann AG covers the resolution of the Napster related legal claims against Bertelsmann AG by the company’s Recorded Music and Music Publishing businesses. As part of the settlement, the company received $110 million, which it allocated 90% to Recorded Music and 10% to Music Publishing. Net of amounts payable to artists and songwriters, the company recorded other income of $52 million in the third quarter of fiscal 2007 related to this settlement. Of the $52 million, $49 million went to the Recorded Music division and $3 million went to the Music Publishing division. The balance of the $110 million, or $58 million, is being shared with our recording artists and songwriters.

The company expensed $8 million in costs associated with the potential acquisition of EMI Group plc, all at the corporate level.

These Non-Recurring Items had a related tax benefit of $6 million.

Such charges relate to specific events and do not reflect ongoing operations of the business. In addition, while we have had and expect to have ongoing settlements of claims to enforce our intellectual property rights, the size and timing of such settlements impact our period to period comparisons. Therefore, the company is also presenting results excluding these items. We consider these adjusted results to be an important indicator of the operational strengths and performance of our businesses, including the ability to provide free cash flow to service debt. However, a limitation of the use of these adjusted amounts as performance measures is that they do not reflect the charges noted or the proceeds received from the settlement and, therefore, do not necessarily represent funds available for discretionary use, and are not necessarily measures of the company’s ability to fund its cash needs. Accordingly, these adjusted amounts should be considered in addition to, not as a substitute for, operating income, net income (loss), EPS and other measures of financial performance reported in accordance with GAAP.

Figure 5. Warner Music Group Corp.—Reconciliation of GAAP Operating Income to Non-GAAP Adjusted OIBDA, for the Three and Nine Months ended 6/30/07 versus 6/30/06 (dollars in millions)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	% Change	Nine Months Ended June 30, 2007	Nine Months Ended June 30, 2006	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Total WMG Operating Income - GAAP	$45	$28	61%	$144	$217	(34)%
Depreciation and Amortization	62	58	(7)%	183	175	(5)%

Total WMG OIBDA	$107	$86	24%	$327	$392	(17)%
EMI acquisition-related costs	8	—	—	8	—	—
Settlement income	(52)	—	—	(52)	—	—
Restructuring costs	32	—	—	44	—	—
Non-recurring severance and other costs	6	—	—	10	—	—

Total WMG OIBDA Excluding Non-Recurring Items	$101	$86	17%	$337	$392	(14)%

Recorded Music Operating Income—GAAP	$65	$52	25%	$177	$258	(31)%
Depreciation and Amortization	44	40	(10)%	128	121	(6)%

Recorded Music OIBDA	$109	$92	18%	$305	$379	(20)%

Settlement income	(49)	—	—	(49)	—	—
Restructuring costs	30	—	—	41	—	—
Non-recurring severance and other costs	3	—	—	7	—	—

Recorded Music OIBDA Excluding Non-Recurring Items	$93	$92	1%	$304	$379	(20)%

Music Publishing Operating Income—GAAP	$18	$9	100%	$59	$47	26%
Depreciation and Amortization	15	14	(7)%	46	44	(5)%

Music Publishing OIBDA	$33	$23	43%	$105	$91	15%

Settlement income	(3)	—	—	(3)	—	—
Restructuring costs	1	—	—	1	—	—

Music Publishing OIBDA Excluding Non-Recurring Items	$31	$23	35%	$103	$91	13%

Figure 6. Warner Music Group Corp.—Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income, for the Three and Nine Months ended 6/30/07 versus 6/30/06 (dollars in millions)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	% Change	Nine Months Ended June 30, 2007	Nine Months Ended June 30, 2006	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Total WMG Operating Income - GAAP	$45	$28	61%	$144	$217	(34)%
EMI acquisition-related costs	8	—	—	8	—	—
Settlement income	(52)	—	—	(52)	—	—
Restructuring costs	32	—	—	44	—	—
Non-recurring severance and other costs	6	—	—	10	—	—

Total WMG Operating Income Excluding Non-Recurring Items	39	28	39%	154	217	(29)%

Recorded Music Operating Income—GAAP	$65	$52	25%	$177	$258	(31)%
Settlement income	(49)	—	—	(49)	—	—
Restructuring costs	30	—	—	41	—	—
Non-recurring severance and other costs	3	—	—	7	—	—

Recorded Music Operating Income Excluding Non-Recurring Items	$49	$52	(6)%	$176	$258	(32)%

Music Publishing Operating Income—GAAP	$18	$9	100%	$59	$47	26%
Settlement income	(3)	—	—	(3)	—	—
Restructuring costs	1	—	—	1	—	—

Music Publishing Operating Income Excluding Non-Recurring Items	$16	$9	78%	$57	$47	21%

Figure 7. Warner Music Group Corp.—Reconciliation of GAAP to Non-GAAP Net Income (Loss) and Earnings Per Share for the Three and Nine Months ended 6/30/07 versus 6/30/06 (dollars in millions, except per share

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Nine Months Ended June 30, 2007	Nine Months Ended June 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Income (loss:
Net (loss) income—GAAP	$(17)	$(14)	$(26)	$48
EMI acquisition-related costs	8	—	8	—
Settlement income	(52)	—	(52)	—
Restructuring costs	32	—	44	—
Non-recurring severance and other costs	6	—	10	—
Tax effect on non-recurring items	(6)	—	(10)	—

Net (loss) income—Excluding Non-Recurring Items	$(29)	$(14)	$(26)	$48

Earnings Per Share:
EPS—GAAP	$(0.12)	$(0.10)	$(0.18)	$0.32
EMI acquisition-related costs	0.05	—	0.05	—
Settlement income	(0.35)	—	(0.36)	—
Restructuring costs	0.22	—	0.30	—
Non-recurring severance and other costs	0.04	—	0.07	—
Tax effect on non-recurring items	(0.04)	—	(0.07)	—

Diluted EPS- Excluding Non-Recurring Items	$(0.20)	$(0.10)	$(0.18)	$0.32

Constant Currency

As exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of results on a constant-currency basis in addition to reported results helps improve the ability to understand the company’s operating results and evaluate its performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant-currency basis as one measure to evaluate our performance. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the $24 million, $19 million and $5 million favorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the three months ended June 30, 2007 compared to the comparable prior-year three months and the $88 million, $68 million and $20 million unfavorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the nine months ended June 30, 2007. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Figure 8. Warner Music Group Corp.—Reconciliation of GAAP Operating Income to Non-GAAP Adjusted OIBDA, Constant Currency for the Three and Nine Months ended 6/30/07 versus 6/30/06 (dollars in millions)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	% Change	Nine Months Ended June 30, 2007	Nine Months Ended June 30, 2006	% Change
	As reported (unaudited)	Constant $ (unaudited)		As reported (unaudited)	Constant $ (unaudited)
Total WMG Operating Income - GAAP	$45	$28	61%	$144	$225	(36)%
Depreciation and Amortization	$62	58	(7)%	$183	177	(3)%

Total WMG OIBDA	$107	$86	24%	$327	$402	(19)%
EMI acquisition-related costs	8	—		8	—
Settlement income	(52)	—		(52)	—
Restructuring costs	32	—	—	44	—	—
Non-recurring severance and other costs	6	—	—	10	—	—

Total WMG OIBDA Excluding Non-Recurring Items	$101	$86	17%	$337	$402	(16)%

Recorded Music Operating Income—GAAP	$65	$53	23%	$177	$265	(33)%
Depreciation and Amortization	$44	41	(7)%	$128	123	(4)%

Recorded Music OIBDA	$109	$94	16%	$305	$388	(21)%
Settlement income	(49)	—		(49)	—
Restructuring costs	30	—	—	41	—	—
Non-recurring severance and other costs	3	—	—	7	—	—

Recorded Music OIBDA Excluding Non-Recurring Items	$93	$94	(1)%	$304	$388	(22)%

Music Publishing Operating Income—GAAP	$18	$9	100%	$59	$48	23%
Depreciation and Amortization	$15	15	0%	$46	46	0%

Music Publishing OIBDA	$33	$24	38%	$105	$94	12%

Settlement income	(3)	—	—	(3)	—	—
Restructuring costs	1	—	—	1	—	—

Music Publishing OIBDA Excluding Non-Recurring Items	31	24	29%	103	94	10%

Figure 9. Warner Music Group Corp.—Revenue by Geography, Three and Nine Months Ended 6/30/07 versus 6/30/06 As Reported and Constant Currency (dollars in millions)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Three Months Ended June 30, 2006	Nine Months Ended June 30, 2007	Nine Months Ended June 30, 2006	Nine Months Ended June 30, 2006
	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)
Revenue by Geography:
US revenue	$403	$406	$406	$1,227	$1,282	$1,282
Recorded Music	345	347	347	1,065	1,115	1,115
Music Publishing	58	59	59	162	167	167
International revenue	407	422	446	1,307	1,402	1,490
Recorded Music	308	331	350	1,036	1,159	1,227
Music Publishing	99	91	96	271	243	263
Intersegment eliminations	$(6)	$(6)	$(6)	$(18)	$(22)	$(22)

	$804	$822	$846	$2,516	$2,662	$2,750

Revenue by Segment:
Recorded Music	$653	$678	$697	$2,101	$2,274	$2,342
Music Publishing	157	150	155	433	410	430
Intersegment eliminations	(6)	(6)	(6)	(18)	(22)	(22)

Total Revenue	$804	$822	$846	$2,516	$2,662	$2,750

Free Cash Flow

Free Cash Flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use Free Cash Flow, among other measures, to evaluate our operating performance. Management believes Free Cash Flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay ongoing regular quarterly dividends. As a result, Free Cash Flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, Free Cash Flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of the company to other companies in our industry.

As Free Cash Flow is not a measure of performance calculated in accordance with GAAP, Free Cash Flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. As Free Cash Flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under GAAP—“Net cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free Cash Flow includes cash paid for interest. We also review our cash flow adjusted for cash interest, a measure we call “Unlevered After-Tax Cash Flow”. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider Unlevered After-Tax Cash Flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with GAAP.

Figure 10. Warner Music Group Corp.—Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three and Nine Months Months Ended 6/30/07 versus 6/30/06 (dollars in millions)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Nine Months Ended June 30, 2007	Nine Months Ended June 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net cash flow provided by operating activities	$90	$18	$197	$223
Less: Capital expenditures	8	6	21	18
Less: Cash paid for investments, net, excluding short-term investments	25	45	106	95

Free Cash Flow (a) (b) (c)	$57	($33)	$70	$110

(a) - Free Cash Flow includes $21 million and $24 million cash paid for non-recurring restructuring and other related charges for the three months and nine months ended June 30, 2007, respectively

(b) - Free Cash Flow includes $110 million received related to the settlement with Bertelsmann

(c) - Free Cash Flow includes cash paid for interest as follows (in millions):

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Free Cash Flow	$57	($33)	$70	$110
Plus: Cash paid for interest	48	47	121	118

Unlevered After-Tax Cash Flow	$105	$14	$191	$228

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Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790
Will.Tanous@wmg.com	Jill.Krutick@wmg.com